IN THE UNITED STATES COURT OF FEDERAL CLAIMS

             ------------------------------------------------------
                                   NO. 95-473C
                                 (JUDGE TURNER)
             ------------------------------------------------------

                       BANK UNITED OF TEXAS, FSB, ET AL.,

                                          PLAINTIFFS,

                                       V.

                                 UNITED STATES,

                                          DEFENDANT.

 ------------------------------------------------------------------------------
                DEFENDANT'S MEMORANDUM IN RESPONSE TO PLAINTIFFS'
                  MOTION FOR AMENDED FINDINGS AND JUDGMENT AND
                FOR REOPENING THE RECORD FOR ADDITIONAL EVIDENCE
                                       AND
                          DEFENDANT'S MOTION TO STRIKE
 ------------------------------------------------------------------------------

                                           STUART E. SCHIFFER
                                           DEPUTY ASSISTANT ATTORNEY GENERAL

                                           DAVID M. COHEN
                                           DIRECTOR

                                           JEANNE F. DAVIDSON
                                           DEPUTY DIRECTOR
OF COUNSEL:
                                           JOHN J. HOFFMAN
COLLEEN CONRY                              TRIAL ATTORNEY
LUKE LEVASSEUR                             COMMERCIAL LITIGATION BRANCH
JEROME A. MADDEN                           CIVIL DIVISION
MARC SACKS                                 DEPARTMENT OF JUSTICE
TRIAL ATTORNEYS                            1100 L STREET, NW
COMMERCIAL LITIGATION BRANCH               ATTN:  CLASSIFICATION UNIT, 8TH FLOOR
CIVIL DIVISION                             WASHINGTON, D.C.  20530
                                           TELE:  (202) 305-3622

FEBRUARY 22, 2002                          ATTORNEYS FOR DEFENDANT

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----

TABLE OF AUTHORITIES.......................................................iii

I.    PLAINTIFFS SHOULD NOT BE PERMITTED TO INTRODUCE NEW DAMAGE
      THEORIES - OR TO RE-PACKAGE REJECTED ARGUMENTS - AFTER THE
      CLOSE OF THE RECORD....................................................2

II.   PLAINTIFFS' CLAIM THAT THEY INCURRED AN ADDITIONAL $69.3
      MILLION IN "COSTS" IN RAISING $85.5 MILLION OF PREFERRED
      STOCK HAS NO BASIS IN LAW, FACT OR COMMON SENSE........................5

      A.    Plaintiffs' New Claim That The Compensable "Cost"
            Of The $85.5 Million Preferred Stock Issuance Was
            $73.2 Million Is Even More "Absurd" Than The Cost
            Of Capital Theory Already Rejected By This And
            Other Courts.....................................................6

      B.    Plaintiffs' Economic Argument Is Fundamentally
            Flawed And Inconsistent With Their Own Expert's
            Testimony........................................................7

      C.    Plaintiffs' Factual Assertion That Bank United Did
            Not Want The Cash Cannot Be Supported............................8

      D.    The Scant Legal Authority Cited By Plaintiffs
            Militates Against Their Argument That The Effects
            Of The Cash Raised By Bank United Should Be Ignored..............9

      E.    Plaintiffs' Requested Dividend Payments Were
            Incurred After The Close Of The Damages Window And
            Are Unreasonable On Their Face..................................11

III.  NO BASIS EXISTS TO AWARD PLAINTIFFS $94.2 MILLION RELATED
      TO THEIR 1990 AND 1991 CAPITAL INFUSIONS INTO BANK UNITED.............14

      A.    The Court Correctly Found That No Evidence
            Supported An Award Of Additional Costs With
            Respect To Bank United's Mitigating Infusions...................14

      B.    Plaintiffs' New Claim That The Court Should Award
            As "Damages" Both The Amounts Of Their 1990 And
            1991 Investments Into Bank United Is Economic
            Nonsense........................................................15

      C.    Plaintiffs' Claim That They Should Receive An
            Additional "Return" Of 20 Percent Upon Their 1990
            And 1991 Infusions Cannot Be Supported..........................16

IV.   THE RECORD SHOULD NOT BE RE-OPENED TO RECEIVE IRRELEVANT
      OR UNNECESSARY MATERIALS..............................................20

      A.    The Court Should Not Accept Any Materials Related
            To Dividend Payments Made After Trial Into Evidence.............20

      B.    Receipt Of Bank United Corporation's 1996 Audited
            Financial Statement Is Unnecessary..............................21

      C.    Plaintiffs Fail To Seek Admission Of Several Parts
            Of Their Appendix, Which Should Be Stricken From
            The Record......................................................21

CONCLUSION..................................................................23

                              TABLE OF AUTHORITIES
                              --------------------

                                                                         Page(s)
                                                                         -------

                                      CASES

Anderson v. United States,
47 Fed. Cl. 438 (2000)......................................................19

Anthony v. Runyon,
76 F.3d 210 (8th Cir. 1996).................................................21

Bank United of Texas, FSB v. United States,
50 Fed. Cl. 645 (2001)..................................................passim

California Federal Bank v. United States, 43 Fed. Cl. 445 (1999) aff'd in
relevant part, 245 F.3d 1342 (Fed. Cir. 2001)................................6

Castle v. United States,
48 Fed. Cl. 187 (2000)......................................................19

Coast Federal Bank v. United States,
48 Fed. Cl. 402 (2000)......................................................19

Commercial Contractors, Inc. v. United States
154 F.3d 1357 (Fed. Cir. 1998)..............................................13

Diebitz v. Arreola,
834 F. Supp. 298 (E.D. Wis. 1993)............................................3

Far West Federal Bank v. OTS,
119 F.3d 1358 (9th Cir. 1994)...............................................19

FDIC v. Meyer,
781 F.2d 1260 (7th Cir. 1986)................................................2

Fontenot v. Mesa Petroleum Co.,
791 F.2d 1207 (5th Cir. 1986).............................................2, 3

Glendale Federal Bank, FSB v. United States, 43 Fed. Cl. 390 (1999)
rev'd, in part, on other grounds, 239 F.3d 1374 (2001)....................6, 7

Haberern v. Kaupp Vascular Surgeons, Ltd.,
151 F.R.D. 49 (E.D. Pa. 1993).............................................2, 3

Hicks v. Town of Hudson,
390 F.2d 84 (10th Cir. 1967).................................................2

In re Halko,
203 BR 668 (Bankr. N.D. Ill. 1996)...........................................3

Kangas v. Trust,
441 N.E.2d 1271 (Ill. App. 1982)............................................10

LaSalle Talman Bank v. United States,
45 Fed. Cl. 64 (1999).......................................................13

Mincy v. Head,
206 F.3d 1106 (11th Cir. 2000)...............................................3

National Metal Finishing Co. v. BarclaysAmerican/Commercial, Inc.,
899 F.2d 119 (1st Cir. 1990).................................................3

Northern Helex Co. v. United States,
207 Ct. Cl. 862, 524 F.2d 707 (1975)........................................13

San Carlos Irrigation and Drainage Dist. v. United States,
111 F.3d 1557 (Fed. Cir. 1997)..............................................13

Scott v. City of Topeka Police & Fire Civil Serv. Comm'n,
739 F. Supp. 1434 (D. Kan. 1990).............................................3

                                OTHER AUTHORITIES

1 Dobbs, Law of Remedies, ss. 3.9............................................13

3 Dobbs, Law of Remedies ss.12.6(2) (1993)....................................9

Black's Law Dictionary (7th ed. 1999).........................................2

                 IN THE UNITED STATES COURT OF FEDERAL CLAIMS

BANK UNITED OF TEXAS, FSB, et al.,   )
                                     )
                  Plaintiffs,        )
                                     )
            v.                       )           No. 95-473C
                                     )           (Judge Turner)
UNITED STATES,                       )
                                     )
                  Defendant.         )

                DEFENDANT'S MEMORANDUM IN RESPONSE TO PLAINTIFFS'
                  MOTION FOR AMENDED FINDINGS AND JUDGMENT AND
                FOR REOPENING THE RECORD FOR ADDITIONAL EVIDENCE
                                       AND
                          DEFENDANT'S MOTION TO STRIKE
                          ----------------------------

      In their January 23, 2002 motion ("BU Br.") and accompanying appendix ("BU App."), plaintiffs seek a second opportunity to prove their case by now asserting - after a six week trial, 175 pages of post-trial briefing, three hours of closing argument, and a 39 page decision - an entirely new claim for $161.7 million in purported "costs" (in addition to the $8.8 million awarded by the Court) of certain transactions that, the Count ruled, mitigated the potential harm of the Government's breaches. Specifically, plaintiffs ask the Court to amend its judgment and re-open the record because this Court's "findings and judgment" purportedly did "not take into account undisputed evidence in the trial record relating to the costs of mitigation found by the Court." BU Br. 3. Plaintiffs assert that the Court mistakenly overlooked (and should open the record and admit) evidence relating to: (1) $69.3 million in dividends paid upon the December 1992 preferred stock issuance; (2) $35.3 million of cash infused by plaintiffs into Bank United during 1990 and 1991; and
(3) a $57.1 million "return" that purportedly could have been earned upon those infused funds by investing them elsewhere.

      Plaintiffs' motion is flawed in numerous respects. First, it is procedurally improper because it seeks - after trial and decision by the Court - both to present entirely new damage claims and to reargue old rejected arguments. Even more problematic is the substance of these claims. As we demonstrate below, none of plaintiffs' claims has any basis in existing law, economic reality or common sense. Therefore, not only should plaintiffs' motion for relief be denied, but the proffered new evidence should be stricken from the record.

I.    PLAINTIFFS SHOULD NOT BE PERMITTED TO INTRODUCE NEW
      DAMAGE THEORIES - OR TO RE-PACKAGE REJECTED
      ARGUMENTS - AFTER THE CLOSE OF THE RECORD
      ----------------------------------------------------

      Putting aside (for a moment) the fact that none of the "costs" plaintiffs seek are compensable damages, plaintiffs' motion is procedurally infirm. Neither Rule 52 nor 59 sanction plaintiffs' attempt to proffer entirely new damage theories (which were not subjected to discovery or trial), or to repackage old theories so that they can be re-argued under a new facade.

      Rule 52(b) provides relief only in limited circumstances. "The purpose of motions to amend is to correct manifest errors of law or fact or, in some limited situations to present newly discovered evidence." Fontenot v. Mesa Petroleum Co., 791 F.2d 1207, 1219 (5th Cir. 1986). See also FDIC v. Meyer, 781 F.2d 1260, 1268 (7th Cir. 1986). "Manifest error[s]" are those that are "plain and indisputable, and that amount[] to a complete disregard of the controlling law or the credible evidence in the record." Black's Law Dictionary (7th ed. 1999). Thus, for instance, when the trial court in Hicks
v. Town of Hudson, 390 F.2d 84, 87-88 (10th Cir. 1967), neglected to adjust its final judgment for the amount of a cross-claim upon which it had earlier ruled for a defendant, it was appropriate to amend its judgment to correct that obvious mistake.

      Plaintiffs do not assert that any such manifest error was made with respect to the evidence or arguments presented at (or before) trial.
Instead, they use their post-decision motion to assert entirely new theories of recovery and to re-argue old arguments. But the very first cultural precedent cited by plaintiffs (BU. Br. 3 n.3) makes clear the dubious nature of their motion. In Haberern v. Kaupp Vascular Surgeons, Ltd., 151 F.R.D. 49 (E.D. Pa. 1993), the
court clearly stated the black letter legal principle, ignored in plaintiffs' brief, that "[a] Rule 52(b) motion to amend should not 'be employed to introduce evidence that was available at trial but was not proffered, to relitigate old issues, to advance new theories, or to secure a rehearing on the merits.'" Id. at 51 (quoting Fontenot, 791 F.2d at 1219).1 Although plaintiffs' brief quotes part of one sentence from the Haberern case, it omits the important conclusion:

            The primary purpose of Rule 52(b) is to ensure that the trial court's findings of fact and legal reasoning are clear, cover the essential factual and legal points, and will be understood by the appellate court, not to allow a party a second opportunity to prove its case.

Id. at 50-51; see BU Br. 3 n.3 (omitting italicized materials).2 The same rule applies to motions pursuant to Rule 59. See Diebitz v. Arreola, 834 F. Supp. 298, 302 (E.D. Wis. 1993) ("Much like Rule 52(b) motions, Rule 59(c) motions 'are not intended merely to relitigate old matters nor are such motions intended to allow the parties to present the case under new theories.'") (Internal citations omitted).

---------------------------
 1 See also Mincy v. Head, 206 F.3d 1106, 1137 n.69 (11th Cir. 2000) ("The
function of a motion to alter or amend a judgment is not to serve as a vehicle to relitigate old matters or present the case under a new legal theory . . . [or] to give the moving party another 'bite at the apple' by permitting the arguing of issues and procedures that could and should have been raised prior to judgment.") (quoting In re Halko, 203 BR 668, 671-72 (Bankr. N.D. Ill. 1996)).

 2 The other two cases upon which plaintiff rely are irrelevant because (among other reasons) neither post-trial movant attempted anything like the submission of new damages claims. In National Metal Finishing Co. v. BarclaysAmerican/Commercial, Inc., 899 F.2d 119 (1st Cir. 1990), the trial court issued its findings of fact and conclusions of law without benefit of the trial transcript. After the defendant demonstrated "in detail [the] specific testimony and documentary evidence" that undermined the factual conclusions upon which the trial court had "placed partial weight," the trial court ruled that its initial opinion was clear error and, effectively, reversed itself. Id. at 121-22. But plaintiffs here do not argue that a similar factual error was made; instead, they present brand new damages claims for the "costs" of raising capital, and the return on certain of those costs. And, in Scott v. City of Topeka Police & Fire Civil Serv. Comm'n, 739
F. Supp. 1434, 1437-39 (D. Kan. 1990), the court merely amended its findings to include an order of relief against a city (and not just the city's police commission), when the city had been a participant at every stage of the proceedings and the subject of numerous findings. That "standing"-based ruling is simply irrelevant to the issues in this case.

      Plaintiffs are clearly attempting an improper "second opportunity to prove [their] case." Plaintiffs never argued that the amounts of the dividend payments made upon the December 1992 preferred stock issuance constituted a compensable "cost" of the mitigation (or, for that matter, any other compensable damage). Nor did they claim that the $35.3 million that they infused into Bank United during 1990 and 1991 - which, incidentally, was returned to the shareholder plaintiffs Bank United Corp. and Hyperion Partners, L.P. as part of the $100 million dividend payment they received in 1996 (JX 63 at BU 896586; see section III.C below) - should be awarded as a "cost" of mitigation (or any other compensable damage). And plaintiffs never claimed, at trial, that the breaches caused them to lose a 20 percent return - or any other return - upon those infused sums.

      This Court, following extensive pre-trial briefing and argument, held a six-week trial. Bank United of Texas, FSB v. United States, 50 Fed. Cl. 645, 646
(2001). After trial, plaintiffs were permitted to submit up to 175 pages of post-trial briefing. Then, plaintiffs were permitted approximately three hours of closing argument. Plaintiffs had numerous opportunities to present any appropriate claims for relief before they closed their case-in-chief. It is both unfair and contrary to black letter law for a party to spring entirely new damage claims upon the Court (not to mention the defendant) at this late stage of the proceedings. Although, as explained below, some of plaintiffs' new damage theories emanate, in part, from arguments already rejected by this Court, which is an additional reason they should be rejected under Rules 52 and 59,3 these

--------------------------------

 3 For instance, plaintiffs' motion is premised upon the unsupported and undocumented notion that these "unique[ly]" wealthy plaintiffs, Bank United, 50 Fed. Cl. at 656, "paid" an absolute fortune for every dollar of capital that they either raised or infused into their own thrift; approximately 86 cents on the dollar for raising preferred stock in 1992; see below at 7, and approximately $2.62 cents on the dollar for infusing their own capital into their own thrift. See below at 16. This Court, however, already has held that "plaintiffs did mitigate at a cost vastly less than that projected by the [hypothetical cost of substitute capital] model." Bank United, 50 Fed. Cl. at
656. This model, which this Court considered "absurd on its face," id., projected that capital replacement costs were 51 cents on the dollar.

new claims for relief were clearly not presented until January 23, 2002, almost three months after the Court issued its opinion. For this procedural reason alone, plaintiffs' motion should be denied.

II.   PLAINTIFFS' CLAIM THAT THEY INCURRED AN ADDITIONAL $69.3
      MILLION IN "COSTS" IN RAISING $85.5 MILLION OF PREFERRED STOCK HAS NO BASIS IN LAW, FACT OR COMMON SENSE
      ----------------------------------------------------------------------

      In its opinion, the Court found that plaintiff inflated the potential harm of the breach by raising capital with the December 18, 1992 preferred stock issuance. That securities offering occurred 13 days before the end of the so-called "damages window." JX 7. See also Bank United, 50 Fed Cl. at
660. The Court awarded plaintiffs $3.9 million, which was the amount of transaction costs related to the securities issuance. Bank United, 50 Fed. Cl. at 665.

      Plaintiffs claim that the award of transaction costs is inadequate. Instead, they argue that the Court also should have awarded the amounts of the dividend payments made upon those preferred shares. Plaintiffs assert that those payments amounted to: (1) $54,126,972 between the time of issuance and the time of trial; and (2) $15,142,050 from the time of trial through December 30, 2000. BU Br. 9; BU App. A, D. Thus, plaintiffs seek $69.3 million in additional "costs" not awarded by the Court. With the transaction costs, plaintiffs now assert that the $85.5 million capital raising "cost" Bank United $73.2 million. BU Br. 9.

      Plaintiffs come to this conclusion only by ignoring the indisputable fact that they received cash equal in value to the discounted present value of the dividend payments. Plaintiffs cannot get around this benefit by baldly asserting that they did not want or need the cash they raised, because: (1) there is no evidence in support of plaintiffs' argument that they did not want or need the cash they raised; and (2) the scant precedent cited by plaintiffs simply does not support their legal argument.

      A. PLAINTIFFS' NEW CLAIM THAT THE COMPENSABLE "COST" OF THE $85.5 MILLION PREFERRED STOCK ISSUANCE WAS $73.2 MILLION IS EVEN MORE "ABSURD" THAN THE COST OF CAPITAL THEORY ALREADY REJECTED BY THIS AND OTHER COURTS
            -----------------------------------------------------------------

      In addition to its patent procedural flaw, plaintiffs' new argument regarding the "cost" of the December 1992 capital raising is, pursuant to this Court's previous findings, substantively ridiculous. At trial, plaintiffs presented evidence (regarding their hypothetical model) concerning the costs of raising capital. Specifically Professor Myers testified as to his "cost of substitute capital" model, in which he claimed a hypothetical transaction by which Bank United could have raised $228 million would have cost plaintiffs $117 million. Bank United, 50 Fed. Cl. at 655-56. This Court properly rejected this claim - that raising capital "costs" 51 cents on the dollar - as "absurd on its face." Id. at 656.

      Other Judges of this Court have had similar reactions. California Federal Bank v. United States, 43 Fed. Cl. 445, 461 (1999) (agreeing with Professor Miller, who testified that a similarly flawed methodology was "absurd," the Court found compensable costs were "transaction costs"), aff'd in relevant part, 245 F.3d 1342, 1350 (Fed. Cir. 2001); Glendale Federal Bank, FSB v. United States, 43 Fed. Cl. 390, 401 (1999) (characterizing a similarly flawed methodology as "inherently odd"), rev'd, in part, on other grounds, 239 F.3d 1374 (2001). The California Federal finding was explicitly affirmed by the Court of Appeals for the Federal Circuit. California Federal, 245 F.3d at 1350. Therefore, stare decisis mandates a finding that is consistent with the law as established by the Federal Circuit: it simply would be irreconcilable for the Federal Circuit to affirm a theory on the grounds that it is not clear error, and then to reject that very same theory on the grounds that it is clear error.

      Plaintiffs now eschew their expert's need for expert testimony, and baldly assert that Bank United's total "cost" of the $85.5 million preferred stock issuance was more than $73.2 million. That's almost 86 cents on the dollar. Somehow, plaintiffs expect this Court to believe that the "cost" of capital has inexplicably increased from the "absurd" amounts rejected at trial, to the even more "absurd" levels in plaintiffs' new damages theory. (And, unbelievably, it gets even more ridiculous with respect to the alleged "costs" of the $35.3 million infusions, see section III below.) The Court should, once again, disregard plaintiffs' misguided claims.

      B.    PLAINTIFFS' ECONOMIC ARGUMENT IS FUNDAMENTALLY FLAWED
            AND INCONSISTENT WITH THEIR OWN EXPERT'S TESTIMONY
            -----------------------------------------------------

      A fundamental flaw in plaintiffs' new claim is that they refuse to acknowledge the indisputable economic benefits Bank United received from having the cash that was raised when the $85.5 million of preferred stock was issued. Plaintiffs do not contest the fact that Bank United received the cash or that it benefited from investing it. Nor do they dispute that the value of cash Bank United received was exactly equal to the present value of the dividends it promised to pay. See Glendale, 43 Fed. Cl. at 401-02 ("elementary principles of finance suggest that plaintiff received $451 million and paid $451 million for that money"). In other words, plaintiffs acknowledge that they "got" exactly what they "gave up" (except for transaction costs).

      Plaintiffs, however, assert that the unquestioned economic "wash" of receiving $85.5 million in cash in return for a promise to pay $85.5 million (present value) in dividends is irrelevant, and that the purported flaw in the late Professor Miller's reasoning "is readily apparent from a simple hypothetical." BU Br. 6-7. The hypothetical involves "G" breaching a contract to provide "enhanced leverage capacity" to "P", and "P" incurring five dollars in costs arranging substitute "leverage capacity" services from "C," who is then paid $100 for those services. Plaintiffs assert that the total "costs" "P" paid are $105.

      But plaintiffs' hypothetical involves an obvious sleight-of-hand. To put their argument in the relevant context of a capital raising, "C" did not just provide "leverage capacity," IT ALSO GAVE "P" $100 IN CASH. Plaintiffs' simple-minded hypothetical omits the $100 cash - e.g., the $85.5 million Bank United received in addition to the leverage capacity related to the preferred stock issuance. When that cash (and the investments Bank United could make with it) are considered, the answer - as Professor Miller testified, and this Court and others have agreed - is that the economic cost incurred to mitigate the effect of the breach consists solely of the transaction costs. Those costs represent the proper measure of damages in this case.

      What is more, plaintiffs' attempt to ignore the changed financial position resulting from the infusion of cash raised by the preferred stock issuance (or other capital raising) cannot be squared with their principal expert witness's testimony. Even Professor Myers's flawed and rejected analysis recognized that, in a hypothetical capital raising, the thrift would have done something with the cash and that its effects must be considered. Trial Tr. 2940-46; PX 301 at BU 950524, 950529, PX 723.

      C.    PLAINTIFFS' FACTUAL ASSERTION THAT BANK UNITED
            DID NOT WANT THE CASH CANNOT BE SUPPORTED
            ----------------------------------------------

      Plaintiffs, with no defense to the economic truism that the $88.5 million from the issuance equals the discounted present value of the dividend payments, argue, instead, that the cash (and any beneficial effects) should be ignored because Bank United purportedly did not want or need it. BU Br. 6. This argument is both bizarre and unsupportable. The only evidence in the record supports the proposition that Bank United both needed and wanted the $85.5 million,4 and plaintiffs fail to cite any record evidence disputing this point. When Bank United

----------------------

 4 See JX 7 at 5 (BU 942475) (Preferred Stock Offering Circular) ("Use of proceeds: The net proceeds from the sale of the Preferred Stock offered will be available for general corporate purposes, and will increase the Bank's total capital to support further growth, which may include acquisitions of financial institutions or branch offices thereof from the federal government or other financial institutions."); DX 1017 (Showing that the infusions were used to make acquisitions and were not up-streamed back to the holding company, even when the thrift had excess capital). See also Trial Tr. 948 (Shay) ("Q: And the use of [the issuance] proceeds went to support future growth; isn't that right? A: Both retail and wholesale.") (emphasis added).

received cash from the preferred stock issuance, it owned that cash and was able to use it to make whatever investments it believed would be most profitable. Bank United does not dispute - because it cannot dispute - that the money raised was invested, earned a handsome return, and made the thrift more valuable.

      D. THE SCANT LEGAL AUTHORITY CITED BY PLAINTIFFS MILITATES AGAINST THEIR ARGUMENT THAT THE EFFECTS OF THE CASH
            RAISED BY BANK UNITED SHOULD BE IGNORED
            -------------------------------------------------------

      Even if plaintiffs' assertion that Bank United did not need or want the $88.5 million in cash could be supported by logic or the record, the legal authority upon which plaintiffs rely to prop up their argument that the Court should ignore the obvious effects of that cash does not support their cause.

           1. Plaintiffs first rely upon Professor Dobbs's damages treatise, 3 Dobbs, Law of Remedies ss. 12.6(2) (1993). The cited passage describes a construction contract hypothetical in which a builder installs defective paneling in a hospital, and when the defect is repaired, the type of paneling called for under the contract is unavailable. To repair the problem, the defective paneling is replaced with higher quality (and more valuable) paneling. Professor Dobbs asks whether the hospital's damage award (which should be the cost of replacing the defective paneling) should be reduced by the increased value of the building that results from the use of higher quality paneling as a substitute. Id. at 139.

      Although Professor Dobbs found it "difficult to apply the legal policy," he identified two reasons, inapplicable to this case, for not accounting for the beneficial differences obtained by the non-breaching party in calculating damages. Id. First, Professor Dobbs explains that the hospital may have received an unwanted benefit in the more valuable building that resulted from higher quality paneling. Here, there is no evidence to indicate that plaintiffs did not want a more valuable bank that resulted from the cash infusion. Second, Professor Dobbs indicates that it may be inappropriate to consider additional benefits of a cover transaction if "the new benefit takes the form of added capital value that may never in fact be realized either in sale of the building or in increased income." Id. at 140. That rationale does not apply to this case. Plaintiffs enjoyed increased income from investments made with the cash raised and realized the value of the infusion when they paid themselves dividends and eventually sold the thrift.

       2. Plaintiffs' reliance upon a simple judicial precedent from an intermediate state court is similarly misplaced. In Kangas, defendant home builder constructed a "defective" roof by failing to properly apply asphalt shingles. Kangas v. Trust, 441 N.E.2d 1271, 1273-74 (Ill. App. 1982). To repair the roof, plaintiff homeowners hired a new builder who replaced the asphalt shingles with cedar. Id. at 1274. The original builder, who was liable for his defective construction, claimed that the defective asphalt roof could have been shingled over with new asphalt at a much lower cost, and he asked for a set-off in the amount of the difference between the cost of the cedar and the cost of new asphalt shingles. Id. The trial court found that than cedar roof was the least expensive way to remedy the defect (and less expensive than rebuilding the asphalt roof) and rejected the builder's set-off claim. Id. at 1274-75 (emphasis added). The intermediate appellate court found that the trial court decision was "not against the manifest weight of the evidence." Id. at 1274.

      Plaintiffs mistakenly contend that Kangas supports their position that "the cost of the mitigation transaction should not be adjusted downward to account for added benefit if the plaintiff did not need or want the benefit." BU Br. 6. The set-off sought by the Kangas defendant was based solely upon his belief that the plaintiffs did not mitigate the breach in the least expensive manner possible. Kangas, 441 N.E.2d at 1274-75. Because the trial court found that the means of mitigation utilized by plaintiffs were the least expensive, it refused to grant the set-off. Id. While it appears that the Kangas defendant also contended that the plaintiffs were "unjustly enriched by installation of a higher grade roof over the detective shingles" and the court found that plaintiffs "received a better roof than they contracted for only because [defendant] made the cheaper roof more costly to rebuild," there was no discussion by the court of a possible reduction in damages due to the alleged increased value of the cedar roof.5 Id.

      E. PLAINTIFFS' REQUESTED DIVIDEND PAYMENTS WERE INCURRED AFTER THE CLOSE OF THE DAMAGES WINDOW AND ARE UNREASONABLE ON THEIR FACE
            ---------------------------------------------------------------

      Plaintiffs' claim for more than $69 million in dividends relating to the preferred stock fails because not a single penny of those dividends was issued during the time paid in which the breaches denied plaintiffs the use of contractual regulatory capital. Additionally, even if the preferred stock dividends were somehow considered costs incurred in mitigating the effects of the breaches, plaintiffs nevertheless may not recover them because plaintiff chose to forego less expensive means of mitigating.

      1. The Court found (and plaintiffs do not dispute) that "damages window" began on December 31, 1989 and ended on December 31, 1992, by which time the plaintiffs had mitigated the effects of the three breaches. Bank United, 50 Fed. Cl. at 650. First, plaintiffs replaced the regulatory capital lost in the subordinate debt breach by exchanging the subordinated debt for senior notes by September 1990. Bank United, 50 Fed. Cl. at 657. Second, Bank United does not contest that it could always include every dollar of supervisory goodwill as regulatory capital until it "voluntarily eliminated," id. at 658, its goodwill in 1993 (over 15 months before FIRREA's final phaseout) for non-breach reasons (to realize tax


-------------------------

 5 Since the Kangas case was decided, the opinion has never been cited by a court for the proposition asserted by plaintiffs.

benefits). Id. at 657-58.6 Finally, plaintiffs' contractual right to the capital ratio forbearance expired on December 31, 1992, "when the required capital ratio under FIRREA equaled the minimum permitted under the capital forebearance agreement. . . . " Id. at 650.

      Thus, after December 31, 1992, not one of the three breaches denied plaintiff any contractual regulatory capital and the "damages window" had closed.
            The significance of this damages window is that it was the period during which the contract breach resulting from FIRREA adversely impacted Bank United's calculation of capital ratios. Thus, the damages issue becomes the extent to which plaintiffs were adversely affected by loss of leverage capacity during the damages window."

Bank United, 50 Fed. Cl. at 650 (emphasis added).

      Despite the Court's factual finding that the three breaches imposed no lost leverage (and thus no damages) after the close of the damages window on December 31, 1992, plaintiffs seek more than $69 million in damages for dividends issued after that date. BU Br. 5, 9, 14; BU App. A, D. Any costs incurred after the close of the damages window could not possibly have been caused by the breaches, because after December 31, 1992, the breaches did not deny plaintiffs a single dollar of contractual regulatory capital.7 Because the breaches did not cause plaintiffs any


---------------------------

 6 At September 30, l993, the fiscal year-end during which Bank United chose to voluntarily write off its remaining goodwill to take advantage of tax benefits, the institution's adjusted tangible assets totaled $8.364 billion. See JX 91 at BU 140407. Per the implementing regulations of FIRREA, supervisory goodwill could be included up to 0.75 percent of adjustable tangible assets through December 31, 1993 and up to 0.375 percent through December 31, 1994. Thus, at the time Bank United chose to write off its remaining $15 million (0.18 percent of adjusted tangible assets) in goodwill, it could have continued to include all of that goodwill in core and risk-based capital.

 7 In fact, the December 1992 issuance of preferred stock was clearly not effected to replace capital (or leverage capacity) during the so-called "damages window," but was done in order to pursue investments made almost exclusively after any effects of the breach of the capital forbearance ended. See above at n.4.

harm after December 31, 1992, plaintiffs are not entitled to recover any claimed post-1992 damages. San Carlos Irrigation and Drainage Dist. v. United States, 111 F.3d 1557, 1563 (Fed. Cir. 1997) ("A plaintiff must show that but for the breach, the damages alleged would not have been suffered."). See also California Federal Bank, 43 Fed. Cl. at 457 (rejecting claim for wounded bank damages where plaintiff failed to establish a connection between defendant's breach of contract and the damages sought).

       2. Even assuming, for purpose of argument, that plaintiffs issued the $85.5 million in preferred stock on December 18, 1992 to mitigate the "capital ratio" breach, which was to expire only 13 days later, the Government certainly is not responsible for the alleged dividend payments made after the close of the damages window. That is because plaintiffs have an obligation to mitigate in the most reasonable, cost efficient manner available.8 See LaSalle Talman Bank v. United States, 45 Fed. Cl. 64, 111
(1999) ("plaintiff is not entitled to recover mitigation costs that are excessive") (relying upon Commercial Contractors, Inc. v. United States, 154 F.3d 1357, 1372 (Fed. Cir. 1998)); 1 Dobbs, Law of Remedies,ss. 3.9. See also Northern Helex Co. v. United States, 207 Ct. Cl. 862, 875, 524 F.2d 707, 713
(1975) (plaintiff is entitled to damages that satisfy its expectancy interest at "the least cost to the defendant") (quoting Restatement of Contracts ss. 329 cmt. a). This reasonableness requirement "precludes rewarding a plaintiff for undertaking a form of mitigation that is considerably more costly than other available means of mitigation." LaSalle, 45 Fed. Cl. at 111.


-----------------------------

 8 Plaintiffs cannot deny that the amount of capital necessary to mitigate the capital forbearance breach for the 13 remaining days in December, 1992 would be nominal at most. See Bank United, 50 Fed. Cl. at 656 ("significant impact" of capital forbearance breach occurred in 1990 and 1991 when contractual capital ratios were lower than FIRREA's requirements). In fact, plaintiffs' infusion of $35.3 million in 1990 and 1991 was more than sufficient to mitigate any harm occurring over these final 13 days.

      Here, plaintiffs could have mitigated at a lower cost. For example, plaintiffs could have mitigated the final 13 days of the regulatory capital ratio breach by temporarily calling more capital from the limited partners under the terms of the partnership agreement. See Bank United, 50 Fed. Cl. at 656 ("plaintiffs were perhaps uniquely capable of calling in capital commitments in large amounts on short notice"). Similarly, plaintiffs could have issued short term debt at the holding company level and temporarily down-streamed those funds as capital to the bank. See Tr. 3508-10 (Fischel). Because plaintiffs ignored these less costly alternatives, they are precluded from recovering the $69 million in alleged preferred stock dividends.

III.  NO BASIS EXISTS TO AWARD PLAINTIFFS $94.2 MILLION RELATED
      TO THEIR 1990 AND 1991 CAPITAL INFUSIONS INTO BANK UNITED
      ---------------------------------------------------------

      A. THE COURT CORRECTLY FOUND THAT NO EVIDENCE SUPPORTED AN AWARD OF ADDITIONAL COSTS WITH RESPECT TO BANK UNITED'S MITIGATING INFUSIONS
            ----------------------------------------------------------------

      As plaintiffs note, this Court found that plaintiffs also mitigated the effect of the breach by making cash infusions totaling $35.3 million from the holding company to the thrift during 1990 and 1991. Bank United, 50 Fed. Cl. at 661; BU Br. 9-10. Those infusions were always owned and controlled by plaintiffs (either by the limited partners, the holding company, or Bank United); thus, as we demonstrate below, moving that money from one pocket to another does not damage plaintiffs in any way (other than the transaction costs of moving the money). To the extent they existed, the only compensable "costs" associated with such mitigation would be the amount of the transaction costs.

      Plaintiffs do not contest that they presented no evidence of the transaction costs related to those infusions - presumably, because they amounted to de minimis wire transfer charges - and they do not seek to supplement the record with such costs. Instead, plaintiffs assert a new two-part damage claim involving other purported "costs" related to the three cash infusions. First, plaintiffs assert that they should be awarded as "costs" the amounts of the infusions, i.e., the

$35.3 million in additional investments into their own thrift. And, second, plaintiffs argue that they should be awarded as damages a "return" of $57.1 million upon those investments. That hypothetical "return" is the product of an assumed earnings ratio of 20 percent multiplied by the amounts of the three investments from the dates they were made until August 9, 1996. BU Br. 11-13; BU App. B.

      This new claim posits that the $35.3 million capital infusions made in 1990 and 1991 "cost" plaintiffs $92.4 million. In other words, plaintiffs claim that these infusions cost them $2.62 for every dollar infused into their own bank. Having already found plaintiffs' replacement cost theory of 51 cents on the dollar to be "absurd on its face," plaintiffs' new theory that infusing their own money into their own thrift costs $2.62 on the dollar is, as we demonstrate below, simply incredible.

      B. PLAINTIFFS' NEW CLAIM THAT THE COURT SHOULD AWARD AS "DAMAGES" BOTH THE AMOUNTS OF THEIR 1990 AND 1991 INVESTMENTS INTO BANK UNITED IS ECONOMIC NONSENSE
            --------------------------------------------------------------

      Plaintiffs' arguments with respect to the $35.3 million in capital infusions are based upon a gross misrepresentation of economic reality. They argue that, by infusing money their own thrift (i.e., moving funds among companies owned by the same investors), they were somehow deprived of that money. BU Br. 10 ("Th[e plaintiff-owners] should have been allowed to keep their
$35,338,988 . . . ."). That is obviously false; the shareholder plaintiffs (Bank
United Corp. and Hyperion Partners, L.P.) always owned, and were never deprived of, that money. In short, they kept the money.

      Prior to the infusions, the shareholder plaintiffs owned the $35.3 million outright; after the infusions, Bank United owned the money. But the shareholder plaintiffs owned Bank United, and the value of that ownership interest increased directly by the amount of the infusions. Thus, their $35.3 million became an increased investment in a thrift that, after the infusions, was worth $35.3 million more than it had been before the transactions. Plaintiffs' repeated assertions that they were "out of pocket" those sums (BU Br. 10) are nonsense; at most, they moved money from one pocket to another but were not harmed because they owned both pockets.9

      Plaintiffs' elaborate hypothetical, by which they attempt to explain again the "costs" of infusing their own money into their own thrift is misleading at best. BU Br. 10-11. If the thrift without the cash infusion would have been worth exactly $500 million, the thrift with the cash infusions would have to be worth more than $500 million. This is indisputably true because the thrift with the infusions would have had (1) the same earnings as the thrift without the infusions, (2) the $35.3 million in cash (or investments made with that cash), and (3) any earnings generated by the investments made with that cash. Again, plaintiffs' hypothetical is misleading because it simply ignores the actual real-world effects of the cash infusions.10

      C. PLAINTIFFS' CLAIM THAT THEY SHOULD RECEIVE AN ADDITIONAL "RETURN" OF 20 PERCENT UPON THEIR 1990 AND 1991 INFUSIONS CANNOT BE SUPPORTED
            -----------------------------------------------------------------

      As noted above, plaintiffs also seek "damages" in the amount of a hypothetical 20 percent return that purportedly could have been earned upon investments they could have made with the $35.3 million, had it not been invested in Bank United. BU Br. 10-13. The economic principle plaintiffs trot out to support their argument is that there was an "opportunity cost"


------------------------------

  9 This new damages theory attempts to resuscitate Professor Myers's baseless claim that moving money from the holding company level to the thrift level is akin to "steal[ing]." Trial Tr. 2938. But Mr. Bankhead's testimony demonstrated that similar transactions occur in the thrift industry, and that no one in the real world would ever seriously contend that transferring ownership of certain assets among companies or partnerships with the same owners constitutes theft. Tr. 4993-95.

  10 Equally false is plaintiffs' claim that the infusions "merely [restored] Bank United to where it would have been without the breach." BU Br. 10. As explained above, after the infusions, Bank United had both increased its leverage capacity and obtained more cash.

associated with the infusions. BU Br. 10. In other words, plaintiffs argue that they should have been able to "keep their $35,338,988, enjoy an undamaged Bank United, and earn a return . . . on the $35,338,988 invested elsewhere."
BU Br. 10. Plaintiffs' "opportunity cost" argument has multiple fatal flaws.

          1. First, and absolutely dispositive, is the fact that plaintiffs already earned a return on their $35.3 infusions - a fact that plaintiffs ignore and cannot dispute. See Gov't Post-Trial Reply Br. 69. In fact, this Court already found that plaintiffs earned a 24-25 percent return on the capital infused into the thrift. Bank United, 50 Fed. Cl. at 663 n. 18. Plaintiffs' claim for a foregone return on this investment cannot survive the indisputable fact that plaintiffs already earned a return on this investment.

          2. Second, plaintiffs' claim for an incremental "return" is, in substance, a previously unasserted and unproven claim for "lost profits." In short, the claimed "return" would have had to be generated by some series of investments, presumably (under plaintiffs' logic) made by some other business capitalized by Hyperion Partners. Plaintiffs do not say what that business would have been, what those investments would have been, or who would have been in charge of making them. As noted above, the Court rejected as "speculation upon speculation" the hundreds of pages of "lost profits" models in which Professor Myers forecasted the types of incremental investments Bank United purportedly would have made in the claimed but-for world. Bank United, 50 Fed. Cl. at 654. But, at least for that purpose, plaintiffs provided a damages report and claim. Plaintiffs' "20 percent return lost profits claim" is far more speculative, as plaintiffs simply provide a bottom line and leave all the details as to how it would have been accomplished to the imagination. There is no legal basis for such a "lost profits" claim. In addition, this new claim could never meet this Court's stringent reasonable certainty standards for, at least, the following three additional reasons.11

                 a. There is no basis for using a 20 percent rate of return to estimate what plaintiffs would have earned on their $35.3 million infusions had they invested them in an alternative investment. Plaintiffs offered absolutely no evidence (and there is none in the record) as to what Hyperion's capital earned "elsewhere." Plaintiffs rely heavily upon Mr. Shay's testimony to justify the use of the 20 percent return on the infusions. BU Br. 13. Yet that cited testimony fails to address what plaintiffs would have earned on investments other than Bank United. Rather, that testimony explains that, when plaintiffs attempted to raise capital for the thrift from external (non-affiliated) entities, those entities hoped to earn a return between 20 to 25 percent upon their contemplated investment into the thrift. This is wholly irrelevant because the issue involved in plaintiffs' claim is what these plaintiffs purportedly would have earned on some hypothetical investment they would have made if they had not infused $35.3 million into their own bank (where they actually earned a handsome return) - not what other investors hoped to earn by investing in the thrift.

                  b. Plaintiffs presented no evidence that the plaintiff shareholders lacked capital for additional investments (i.e., that they had to forego an investment because of a lack of capital), either in Bank United or in some other investment vehicle. Indeed, the undisputed evidence demonstrates that, until December 1992, Hyperion Partners maintained more than $140 million in unused capital commitments. DX 1131A; see Gov't Post Trial Br. 18-19. See also Bank United, 50 Fed. Cl. at 656 (plaintiffs "uniquely" capable of calling capital).

----------------------------

 11 Furthermore, their claim fails because they have not even addressed the foreseeability of either the nature or magnitude of these damages.

                  c. Plaintiffs' reliance on the Hyperion Partners partnership agreement to support their claim for a 20 percent rate of return, BU Br. at 12, is misplaced. Section 2.4 of that agreement ("purpose") does not assert any target rate of return, JX 3 at BU 945910, and section 4.2, which plaintiffs cite, makes clear that the general partner begins to share in the returns on investments to a greater degree once the partnership returns reach 12 percent. BU Br. 12. The agreement, by its terms, does not support plaintiffs' apparent argument that Hyperion would have rejected investments with an expected return (of course, the partnership agreement says nothing about actual returns) below 20 percent.

          3. Third, to the extent plaintiffs dispute the fact that their claimed "return" is, in truth, a "lost profits" claim, the only alternative is to find that plaintiffs improperly seek pre-judgment interest. Plaintiffs assert that they had to bear the capital infusion "costs" in 1990 and 1991, and that they should be paid for the time value of money during the period that they were purportedly deprived of those funds (at the astronomical pre-judgment interest rate of 20 percent). Although there has been no discovery or trial upon this claim, plaintiffs would have to concede that, under their logic, if "damages" were paid immediately after the infusions were made, no "return" would be appropriate. Of course, every single Winstar-type plaintiff's claim for pre-judgment interest has been flatly rejected.12 Indeed, plaintiffs here appear to recognize that such interest cannot be awarded as a matter of law. See
BU Post-Trial Reply Br. 36-38.

----------------------------

  12 See Far West Federal Bank v. OTS, 119 F.3d 1358, 1366-67 (9th Cir.
1994); Coast Federal Bank v. United States, 48 Fed. Cl. 402, 441-42 (2000); Anderson v. United States, 47 Fed. Cl. 438, 442 (2000); LaSalle Talman Bank
v. United States, 45 Fed. Cl. 64, 100 (1999). See also Castle v. United States, 48 Fed. Cl. 187, 219 (2000) (denial of prejudgment interest is not a taking in violation of the Fifth Amendment).

IV.   THE RECORD SHOULD NOT BE RE-OPENED TO RECEIVE
      IRRELEVANT OR UNNECESSARY MATERIALS
      ---------------------------------------------

      Plaintiffs ask that "the trial record be reopened for the limited purpose" of receiving into evidence two sets of materials. First, plaintiffs seek to introduce a declaration and related documents concerning dividend payments made upon the December 1992 preferred stock issuance from the time of trial until December 30, 2000. BU Br. 14; BU App. D, E & Exs. 1-17. Second, plaintiffs ask that the Court accept into evidence DX 1325, which is a copy of Bank United Corporation's 1996 audited financial statement. The Court should reject both requests. The Court should also strike from the record certain materials included in the appendix that relate to additional new claims made in plaintiffs' post-trial motion, but are not the subject of their motion to re-open the record.
      A.    THE COURT SHOULD NOT ACCEPT ANY MATERIALS RELATED TO
            DIVIDEND PAYMENTS MADE AFTER TRIAL INTO EVIDENCE
            ----------------------------------------------------

      Plaintiffs ask the Court to accept materials related to their improper new claim for dividends paid upon the December 1992 preferred stock issuance. Those materials include: (1) a FRE 1006-type exhibit listing the amounts of the payments, BU App. D; (2) the declaration of Jonathon K.
Heffron, a Vinson & Elkins attorney, BU App. E; and (3) material supporting
Mr. Heffron's declaration, including selected financial disclosure materials of Bank United (BU App. E. P.P. 3-4; Exs. 1-9) and several "capital distribution notifications" issued by the thrift (BU App. E. P. 5; Exs. 10-16).

      As explained above, plaintiffs' claim that the dividend payments constitute a "compensable cost" is flawed both as a matter of law and basic economics. Accordingly, the materials plaintiffs seek to introduce as "evidence" are simply irrelevant to any "damages" that should be awarded in this case. Because the materials fail to meet the relevance test, FRE 401, we would have sought their exclusions had they been offered at trial. The fact that these materials only became available after trial is of no moment. Plaintiffs did not seek damages upon a theory for which these materials could conceivably provide appropriate post-trial support and, thus, the Court should refuse to re-open the record and accept them.

      B. RECEIPT OF BANK UNITED CORPORATION'S 1996 AUDITED FINANCIAL STATEMENT IS UNNECESSARY
            -----------------------------------------------------------

      Plaintiffs also ask that the trial record be re-opened to receive a document that was marked as an exhibit, but never admitted into evidence. BU Br. 14-15. We do not believe, and plaintiffs do not contend, that this document is necessary to support the findings of the Court, and there is no evidence that the Court relied upon this document in reaching judgment. Plaintiffs' only justification for this request - their desire for a "full record", BU Br. 15 - is not a sufficient reason to vacate the Court's judgment in order to accept new evidence.13 See Anthony v. Runyon, 76 F.3d 210, 215-16 (8th Cir. 1996) (indicating that vacating the judgment is necessary before new evidence is received). We therefore oppose this aspect of plaintiffs' motion.

      C. PLAINTIFFS FAIL TO SEEK ADMISSION OF SEVERAL PARTS OF THEIR APPENDIX, WHICH SHOULD BE STRICKEN FROM THE RECORD
            -----------------------------------------------------------

      Plaintiffs fail to seek admission of three parts of their appendices, BU App. A, B, C, with which they attempt to support their improper new damages claims. See BU Br. 14-15. Appendix A is a Rule 1006-type exhibit, listing dividend payments made upon the December


-----------------------------

  13 Plaintiffs' assertion that a "full record" cannot be achieved without the 1996 audited financials because information from those statements was utilized, in part, to create DX 1240A, which the Court cited in its October 29, 2001 Opinion and Order, is meritless. While plaintiffs correctly note that the Court cited to DX 1240A four times, BU Br. at 14-15, all of those citations were to information contained in DX 1240A that related to equity infusions into Bank United during the damages window (prior to December 31, 1992). DX 1240A relied upon the 1996 audited financials only for Bank United's August 9, 1996 common stock offering, a subject not even remotely addressed in the Court's opinion.

1992 preferred stock issuance (and providing citations to documents in the record). Even if plaintiffs sought admission of this document, it would be improper, as their new, post-trial claim is improper. As they failed to ask for its admission, we ask that it be stricken from the record.

      Appendices B and C are a different matter. Those two exhibits appear to be unsworn, unverified, expert testimony in which a new damages claim is calculated and presented. Obviously, we were not given an opportunity through discovery or trial to examine that material. If plaintiffs sought admission of the documents into evidence, that request would have been grossly improper. Plaintiffs' request that the Court rely upon those materials to award $57.1 million in damages against the Government - without even seeking their admission into evidence - is beyond the pale. They should be stricken.

                                   CONCLUSION
                                   ----------

      For the reasons set forth above, this Court should deny plaintiffs' motion, and strike plaintiffs' newly proffered evidence.

                                           Respectfully submitted,

                                           STUART E. SCHIFFER
                                           Deputy Assistant Attorney General

                                           DAVID M. COHEN
                                           Director

                                           /s/ Jeanne E. Davidson

                                           JEANNE E. DAVIDSON
                                           Deputy Director

                                           /s/ John J. Hoffman
Of counsel:
                                           JOHN J. HOFFMAN
COLLEEN CONRY                              Trial Attorney
LUKE LEVASSEUR                             Commercial Litigation Branch
JEROME A. MADDEN                           Civil Division
MARC SACKS                                 Department of Justice
Trial Attorneys                            1100 L Street, NW
Commercial Litigation Branch               Attn:  Classification Unit, 8th Floor
Civil Division                             Washington, D.C.  20530
                                           Tele:  (202) 305-3622

February 22, 2002                          Attorneys for Defendant

                             CERTIFICATE OF SERVICE
                             ----------------------

      I hereby certify under penalty of perjury that on this 22d day of February 2002, I caused to be served by telecopier and U.S. mail (first-class, postage prepaid) copies of "DEFENDANT'S MEMORANDUM IN RESPONSE TO PLAINTIFFS' MOTION FOR AMENDED FINDINGS AND JUDGMENT AND FOR REOPENING THE RECORD FOR ADDITIONAL EVIDENCE, AND DEFENDANT'S MOTION TO STRIKE" upon counsel for plaintiffs at the following address:

                        Walter B. Stuart, IV, Esq.
                        Vinson & Elkins L.L.P.
                        1001 Fannin, Suite 2300
                        Houston, Texas 77002-6760

                        John D. Taurman, Esq.
                        Vinson & Elkins L.L.P.
                        The Willard Office Building
                        1455 Pennsylvania Avenue, NW
                        Washington, D.C. 20004-1008



                                /s/ Robert Coch
                                ---------------------------